Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
INTL FCStone Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-117544, 333-137992, 333-144719, 333-152461, 333-186704, and 333-209912 on Form S-3 and Nos. 333-108332, 333-142262, 333-196413, 333-160832, 333-197773, and 333-10727 on Form S-8) of INTL FCStone Inc. (the Company) of our reports dated December 14, 2016, with respect to the consolidated balance sheets of the Company as of September 30, 2016 and 2015, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended September 30, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of September 30, 2016, which reports appear in the September 30, 2016 annual report on Form 10-K of the Company.
Our report dated December 14, 2016, on the effectiveness of internal control over financial reporting as of September 30, 2016, contains an explanatory paragraph that states management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of September 30, 2016 excluded Sterne Agee & Leach, Inc., Sterne Agee Clearing, Inc. and Sterne Agee Financial Services, Inc., acquired with effect from July 1, 2016, and Sterne Agee Asset Management, Inc. and Sterne Agee Investment Advisor Services, Inc., acquired with effect from August 1, 2016. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the aforementioned legal entities.

/s/ KPMG LLP
Kansas City, Missouri
December 14, 2016